Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF THE BDS BUSINESS

The following discussion and analysis should be read in conjunction with the sections entitled “Item 1A. Risk Factors” and “Forward-Looking Statements” in the Annual Report on Form 10-K for the year ended December 31, 2025 filed by Waters Corporation (“Waters”) with the Securities and Exchange Commission (the “SEC”) on February 23, 2026 (the “Annual Report”) as well as the unaudited condensed combined financial statements and accompanying notes filed by Waters with the SEC as Exhibit 99.1 to the Current Report on Form 8-K to which this Exhibit 99.3 is attached (this “Current Report”). References in this exhibit to the “BDS Business” and the “business” refer to the BDS Business as defined in the historical unaudited condensed combined financial statements of the BDS Business. This discussion contains a number of forward-looking statements, all of which are based on Waters’ current expectations and could be affected by the uncertainties and other factors described in the Annual Report and particularly in the sections entitled “Item 1A. Risk Factors” and “Forward-Looking Statements.”

Overview of the BDS Business

The BDS Business is a global life sciences business engaged in the development, manufacturing and sale of instruments and reagent systems to detect a broad range of infectious diseases, healthcare-associated infections, and cancers. The BDS Business’s organizational structure is based upon two principal business segments, Biosciences and Diagnostic Solutions. Biosciences is a leader in flow cytometry solutions for immunology and cancer research and related clinical diagnostics and has innovative single-cell multiomics tools. Diagnostic Solutions is a leader in microbiology and infectious disease diagnostics, including molecular diagnostics, cervical cancer screening, microbiology automation, and point-of-care offerings. Both businesses have strong leadership teams with excellent commercial, manufacturing, engineering, and R&D expertise, and are dedicated to bringing the next generation of breakthrough innovations to researchers, clinicians, and patients.

The BDS Business’s products are manufactured and sold worldwide. Its products are marketed in the United States and internationally through independent distribution channels and directly to end-users.

Combination of the BDS Business with Waters

On February 9, 2026, BD completed a transaction to combine its Biosciences and Diagnostic Solutions businesses (together, the “BDS Business”) through an initial spin-off, followed by a merger executed as a Reverse Morris Trust transaction (collectively, the “Transaction”) with Waters.

In order to effect the Transaction, Waters and BD entered into a number of agreements, including a merger agreement and a separation agreement. These agreements provided for (1) the separation of the BDS Business from BD’s other businesses and the subsequent transfer of the BDS Business to Augusta SpinCo Corporation (“SpinCo”) and its subsidiaries, (2) a cash distribution to BD of $4 billion (the “SpinCo Cash Distribution”), (3) the pro rata distribution to BD shareholders of all of the issued and outstanding shares of SpinCo Common Stock held by BD, and (4) the merger of SpinCo with Beta Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Waters, with SpinCo continuing as the surviving corporation of the merger and becoming a wholly owned subsidiary of Waters. In connection with the Transaction, BD shareholders received 0.135343148384084 shares of Waters common stock for each share of BD common stock that they held at close. SpinCo had no assets, liabilities, operations, or commitments and contingencies during the periods presented in these combined financial statements and did not have any assets, liabilities, operations or commitments in respect of the BDS Business until such business’ assets and liabilities were transferred to SpinCo. This disclosure as well as the accompanying unaudited condensed combined financial statements reflect the condensed combined historical results of operations, financial position and cash flows of the BDS Business.

Basis of Presentation of Financial Information

The historical unaudited condensed combined financial statements of the BDS Business filed as Exhibit 99.1 to this Current Report were derived from the consolidated financial statements and accounting records of BD. These unaudited condensed combined financial statements reflect the combined historical results of operations, financial position and cash flows of the BDS Business of BD as they were historically managed and adjusted in conformity with U.S. GAAP on a stand-alone basis. Therefore, such historical combined financial information may not be indicative of the BDS Business’s future performance and does not necessarily reflect what the BDS Business’s combined results of operations, financial condition and cash flows would have been had the BDS Business operated as a separate, stand-alone company during the periods presented.

The historical unaudited condensed combined financial statements of the BDS Business include certain assets and liabilities specifically attributable to the BDS Business. BD employs a centralized approach to cash management and the financing of its operations. For all periods presented, cash and equivalents and liabilities legally held by the BDS Business were included in the unaudited condensed combined balance sheets. BD’s debt and related interest expense have not been attributed to the BDS Business for any of the periods presented. These arrangements are not reflective of the manner in which the BDS Business would have financed operations as a stand-alone company separate from BD during the periods presented. Cash pooling, related interest and intercompany arrangements are excluded from the asset and liability balances in the unaudited condensed combined balance sheets. These amounts have instead been reported as Net parent investment on the unaudited condensed combined balance sheets.

Additionally, BD provides certain services, such as legal, finance, information technology, human resources, and other infrastructure support to the BDS Business. The cost of these services has been included in the BDS Business’s unaudited condensed combined financial statements through allocations based upon a proportion of revenue or headcount. BD considers these allocations to be reflective of the benefits received by the BDS Business during the periods presented in the historical unaudited condensed combined financial statements of the BDS Business, as required by and in conformity with U.S. GAAP. While these allocations include an apportionment of BD’s corporate and public company costs, such allocated costs may not be indicative or necessary if the BDS Business operated as a part of another existing public company nor are they necessarily representative of the costs that may be incurred in the future. Actual costs that would have been incurred if the BDS Business had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Relationship with BD

Effective upon the closing of the Transactions on February 9, 2026, certain functions previously provided by BD to the BDS Business will either continue to be delivered to the BDS Business under a transition services agreement or other documents executed in connection with the Transaction, or will be assumed by Waters, either through internal resources or third-party service providers. Additionally, under certain contract manufacturing agreements, BD will manufacture certain products for the BDS Business and its subsidiaries following the Transaction.

Summary of Financial Results

For the three months ended December 31, 2025, worldwide revenues of $766 million decreased 8.3% from the prior-year period. The decrease reflected the impacts detailed below.

Increase (decrease) in current-year revenues
Volume/other (a)	(10.8)%
Pricing	0.3%
Foreign currency impact (b)	2.2%

Decrease in revenues from the prior-year period	(8.3)%

(a)

Volume includes revenues attributable to products, services and licensing. The decline in volume was driven by softer demand for point-of-care, BD BACTEC™ blood culture, and licensing products, as well as lower demand in China due to continued market dynamics. These unfavorable impacts to volume were partially offset by growth attributable to the BD MAX™ IVD and COR™ platforms.

(b)

Each reporting period, the BDS Business faces currency exposure that arises from translating the results of its worldwide operations to the U.S. dollar at exchange rates that fluctuate from the beginning of such period.

Results of Operations

Biosciences Segment

Overall, the Biosciences segment’s revenues and operating income were unfavorably impacted by ongoing research funding challenges, regulatory constraints affecting product sales to China, and an unfavorable comparison to one-time licensing revenue recognized in the first quarter of fiscal year 2025.

The following summarizes the first quarter Biosciences segment revenues:

	Three months ended December 31,
(Millions of dollars)	2025	2024	Total Change	Estimated FX Impact	FXN Change (a)
Biosciences	$327	$361	(9.5)%	2.1%	(11.6)%

(a)

Foreign currency-neutral (“FXN”) information compares results between periods as if exchange rates had remained constant period-over-period. The BDS Business uses results on a foreign currency-neutral basis as one measure to evaluate its performance. The BDS Business calculates foreign currency-neutral percentages by converting its current-period local currency financial results using the prior-period foreign currency exchange rates and comparing these adjusted amounts to its current-period results. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a foreign currency-neutral basis, as presented here, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP. This explanation applies to all subsequent references to FXN.

The Biosciences segment’s revenues of $327 million in the first quarter of 2026 decreased by $34 million, or 9.5%, compared with revenues of $361 million in the first quarter of 2025, which primarily reflected continued market dynamics impacting sales of instruments, including research funding constraints and international regulations.

The Biosciences segment’s income for the three-month periods is provided below.

	Three months ended December 31,
(Millions of dollars)	2025	2024
Biosciences segment income	$94	$139
Segment income as % of Biosciences revenues	28.7%	38.5%

The Biosciences segment’s operating income as a percentage of revenues in the first quarter of 2026 compared with the first quarter of 2025, reflected the following:

•

Gross profit margin in the first quarter of fiscal year 2026 declined compared with the first quarter of 2025, primarily due to lower revenues in the current period and unfavorable impacts from tariffs and higher labor costs. These factors were partially offset by lower manufacturing costs driven by continuous improvement initiatives, supply chain optimization and other productivity measures.

•

Selling and administrative expense as a percentage of revenues in the first quarter of 2026 was higher compared with the first quarter of 2025, primarily reflecting the current-period decline in revenues in combination with higher selling costs attributed to program spend and marketing.

•

Research and development expense as a percentage of revenues in the first quarter of 2026 was higher compared with the first quarter of 2025, which primarily reflected the current-period decline in revenues, as well as the timing of project spending.

Diagnostic Solutions Segment

Overall, the Diagnostic Solutions segment’s revenue and operating income were unfavorably impacted by a decline in sales of point-of-care products driven by a slower start to the respiratory season. Blood culture revenues were also unfavorably affected by lower demand following the recovery from a prior-year backorder and continued declines in market demand within China. These impacts were partially offset by growth from instrument placements and an increase in MAX™ IVD and COR™ sales.

The following summarizes the first quarter Diagnostic Solutions segment revenues:

	Three months ended December 31,
(Millions of dollars)	2025	2024	Total Change	Estimated FX Impact	FXN Change
Diagnostic Solutions	$439	$473	(7.2)%	2.2%	(9.4)%

The Diagnostic Solutions segment’s revenues of $439 million in the first quarter of 2026 decreased by $34 million, or 7.2%, compared with revenues of $473 million in the first quarter of 2025, which primarily reflected lower sales of U.S. point-of-care products and an unfavorable comparison to BD BACTEC™ blood culture product sales in the prior year.

The Diagnostic Solutions segment’s income for the three-month periods is provided below.

	Three months ended December 31,
(Millions of dollars)	2025	2024
Diagnostic Solutions segment income	$69	$102
Segment income as % of Diagnostic Solutions revenues	15.7%	21.6%

The Diagnostic Solutions segment’s operating income as a percentage of revenues in the first quarter of 2026 compared with the first quarter of 2025, reflected the following:

•

Gross profit margin in the first quarter of fiscal year 2026 declined compared with the first quarter of fiscal year 2025, primarily due to lower revenues in the current period and unfavorable impacts from tariffs and higher labor costs. These factors were partially offset by lower manufacturing costs driven by continuous improvement initiatives, supply chain optimization, and other productivity measures.

•

Selling and administrative expense as a percentage of revenues was higher in the first quarter of 2026 compared with the first quarter of 2025, primarily due to lower revenues in the current period and higher selling costs related to increased program spend and marketing activities.

•

Research and development expense as a percentage of revenues was lower in the first quarter of 2026 compared with the first quarter of 2025, primarily reflecting the timing of project-related spending.

Geographic Revenues

The following provides a summary of revenue by geography:

			Three months ended December 31, 2025 vs. 2024
(Millions of dollars)	2025	2024	Total Change	Estimated FX Impact	FXN Change
United States	$300	$364	(17.6)%	—%	(17.6)%
International	466	470	(0.9)%	2.2%	(3.1)%

Revenues	$766	$834	(8.3)%	2.2%	(10.5)%

The decline in U.S. revenues in the first quarter of 2026 reflects lower demand for point-of-care products due to a slower start to the respiratory season and elevated channel inventory levels from September pre-buy activity, as well as lower blood culture sales following the recovery from a prior-year backlog. Performance was also impacted by softer instrument demand driven by research funding challenges. These declines were partially offset by strong COR™ instrument placements and continued growth in BD MAX™ IVD platform sales.

International revenues decreased in the first quarter of 2026, primarily driven by continued market dynamics in China, including lower blood culture sales, reduced demand for high-parameter instruments due to export restrictions, and government policies impacting clinical reagent purchasing. These declines were partially offset by strong COR™ instrument placements, modest growth in BD MAX™ IVD, and improved reagent performance outside of China, including growth in Latin America.

Specified Items

Reflected in the financial results for the three-month periods of fiscal years 2026 and 2025 were the following specified items:

	Three months ended December 31,
(Millions of dollars)	2025	2024
Integration, restructuring and transaction expense (a)	$4	$2
Purchase accounting adjustments (b)	8	8
Product, litigation, and other items (c)	—	30

Total specified items	12	40
Less: tax impact of specified items	2	8

After-tax impact of specified items	$10	$32

(a)	Represents amounts associated with restructuring activities which are recorded in Integration, restructuring and transaction expense and are further discussed below.
(b)	Includes amortization expense related to purchase accounting for acquisitions, recorded in Cost of sales.
(c)

Includes certain items which are not part of ordinary operations and affect the comparability of the periods presented. Such items may include certain product remediation costs, certain asset impairment charges, the impact of legislative rulings and fair market value adjustments. The amount in the three-month period of 2025 was primarily recorded to Research and development expense and included a $30 million impairment to the carrying value of acquired in-process research and development assets in the Diagnostic Solutions segment as further discussed below.

Gross Profit Margin

The comparison of gross profit for the three-month periods of fiscal years 2026 and 2025 reflected the following impacts:

	Three months ended December 31,
(Millions of dollars)	2025	2024	2025 vs. 2024
Gross profit	$349	$427	$(78)
% of revenues	45.6%	51.2%

Operating performance in the three-month period of 2026 compared with the prior-year period primarily reflected lower revenues in the current-year period, as well as higher tariffs and labor costs, partially offset by lower manufacturing costs resulting from our ongoing continuous improvement projects, supply chain optimization, and other productivity initiatives.

Operating Expenses

A summary of operating expenses for the three-month periods of fiscal years 2026 and 2025 is as follows:

	Three months ended December 31,
(Millions of dollars)	2025	2024	2025 vs. 2024
Selling and administrative expense	$238	$224	$14
% of revenues	31.1%	26.9%
Research and development expense	$72	$107	$(35)
% of revenues	9.4%	12.8%
Integration, restructuring and transaction expense	$4	$2	$2

Selling and Administrative expense

Selling and administrative expense of $238 million in the three-month period of 2026 increased by $14 million, or 6.3%, compared with $224 million in the prior-year period. The higher selling and administrative expense as a percentage of revenues in the three-month period of 2026 compared with the three-month period of 2025 primarily reflected lower revenues and higher selling costs.

Research and Development expense

Research and development expense of $72 million in the three-month period of 2026 decreased by $35 million, or 32.7%, compared with $107 million in the prior-year period. The decline in research and development expense as a percentage of revenues in the three-month period of 2026 compared with the prior-year period is attributable to a prior year impairment charge of $30 million related to an intangible asset in the Diagnostic Solutions segment, as described in Note 9 to the unaudited historical condensed combined financial statements of the BDS Business.

Integration, Restructuring and Transaction Expense

Integration, restructuring, and transaction expense increased in the first quarter of 2026 compared with the first quarter of 2025, reflecting higher costs due to an increase in current-period restructuring-related activities.

Income Taxes

The income tax rates for the three-month periods of fiscal years 2026 and 2025 are provided below:

	Three months ended December 31,
	2025	2024
Effective income tax rate	(49.1)%	16.2%

The BDS Business’ effective income tax rates were (49.1)% and 16.2% in the three-month periods of 2026 and 2025 respectively. The effective income tax rate for the three-month period of fiscal year 2026 compared with the prior-year period reflected a more favorable net impact from discrete items.

Foreign Exchange Risk

The BDS Business conducts business in multiple foreign currencies across regions including Europe, Greater Asia, Canada, and Latin America. As a result, it is exposed to foreign currency risk stemming from its international operations. These exposures primarily arise from intercompany transactions denominated in currencies other than the functional currency, particularly in non-hyperinflationary countries. BD primarily manages this transactional currency risk through the use of foreign exchange forward contracts. To further mitigate expected foreign currency exposures from future intercompany sales and purchases denominated in non-local currencies, BD also utilizes forward and option contracts, which are designated as cash flow hedges to offset this risk.

The BDS Business itself does not directly engage in derivative instruments, including forward contracts, options, swaps, or similar financial instruments. As such, any derivative-related assets or liabilities recognized at BD’s corporate level, along with the associated impacts recorded in Accumulated other comprehensive loss, are not attributable to the BDS Business for any of the periods presented.

For transactional foreign exchange exposures related primarily to intercompany payables and receivables, BD employs undesignated hedging instruments. Gains and losses from these instruments are recognized immediately in the income statement and are generally offset by the corresponding gains and losses on the underlying transactions, along with any associated hedging costs. Because the BDS Business participates in BD’s overall hedging strategy, it records an allocated portion of the impact from these undesignated hedges in its financial results.

Liquidity and Capital Resources

Historical Liquidity

Historically, the BDS Business has generated positive cash flows from operations.

Cash and cash equivalents and liabilities legally held by the BDS Business were included in the unaudited condensed combined balance sheets. However, as part of BD, the BDS Business has been dependent upon BD for substantially all of its working capital and financing requirements. BD uses a centralized approach to cash management and financing of its operations. The majority of the cash of the BDS Business is transferred to BD daily and BD funds the operating and investing activities of such business as needed. This arrangement is not reflective of the manner in which the BDS Business would have been able to finance its operations had the BDS Business been a stand-alone business separate from BD during the periods presented. Cash transfers to and from BD’s cash management accounts are reflected within Net parent investment as a component of equity.

BD’s debt and related interest expense have not been attributed to the BDS Business for any of the periods presented.

The following table summarizes the unaudited condensed combined statements of cash flows:

	Three months ended December 31,
(Millions of dollars)	2025	2024
Net cash provided by (used for)
Operating activities	$132	$162
Investing activities	$(29)	$(28)
Financing activities	$(110)	$(135)

Net Cash Flows from Operating Activities

Net cash provided by operating activities was $132 million in the first three months of fiscal year 2026 as compared to $162 million in the prior-year period.

Net cash provided by operating activities during the first three months of fiscal year 2026 was attributable to net income of $49 million and net adjustments of $83 million, including adjustments related to depreciation and amortization, share-based compensation, deferred taxes and $20 million of operating cash inflows relating to changes in working capital.

Net cash provided by operating activities during the first three months of fiscal year 2025 was attributable to net income of $78 million and net adjustments of $84 million, including adjustments related to depreciation and amortization, share-based compensation, impairment of intangible assets, deferred taxes and $8 million of operating cash inflows relating to changes in working capital.

Net Cash Flows from Investing Activities

Net cash used for investing activities was primarily comprised of capital expenditures of $6 million and $9 million and the acquisition of placed instruments of $21 million and $10 million in the first three-month periods of 2026 and 2025. Net cash used for investing activities during the first three-month periods of 2026 and 2025 also included $3 million and $3 million, respectively, related to the acquisition of intangible assets.

Net Cash Flows from Financing Activities

Net cash used for financing activities, which represents net transfers to BD, was $110 million in the first three-month period of 2026, compared to $135 million in the prior-year period.

Critical Accounting Policies

There were no changes to our critical accounting policies from those disclosed in the 2025 audited combined financial statements.

Recent Accounting Pronouncements

See Note 2 to the unaudited condensed combined financial statements of the BDS Business for a discussion of recent accounting pronouncements.